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                                                                      EXHIBIT 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Plan Committee
Liberty Media 401(k) Savings Plan:


We consent to the incorporation by reference in the registration statement (No. 333-134067) on Form S-8 of Liberty Media 401(k) Savings Plan of our report dated June 16, 2006, with respect to the statements of net assets available for participant benefits of the Liberty Media 401(k) Savings Plan as of December 31, 2005 and 2004, and the related statements of changes in net assets available for participant benefits for the years then ended and the related supplemental schedules, which report appears in the December 31, 2005 Annual Report on Form 11-K of the Liberty Media 401(k) Savings Plan.


                                        KPMG LLP


Denver, Colorado
June 16, 2006